MGI PHARMA, INC.

6300 West Old Shakopee Road
Suite 110
Bloomington, Minnesota 55438-2318

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 8, 2001

TO THE SHAREHOLDERS OF MGI PHARMA, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of MGI PHARMA, INC. (“MGI” or the “Company”) will be held on Tuesday, May 8, 2001, at The Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 3:30 p.m., Central time, for the following purposes:

1.	To elect a Board of seven directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2001; and

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Only holders of record of MGI Common Stock at the close of business on March 14, 2001 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ William C. Brown
William C. Brown Secretary

April 9, 2001

MGI PHARMA, INC.

6300 West Old Shakopee Road
Suite 110
Bloomington, Minnesota 55438-2318

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

May 8, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MGI PHARMA, INC. (“MGI” or the “Company”) for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, May 8, 2001, at The Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 3:30 p.m., Central time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about April 9, 2001. A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2000 is being furnished to each shareholder with this Proxy Statement.

     All holders of the Company’s Common Stock whose names appear of record on the Company’s books at the close of business on March 14, 2001 will be entitled to vote at the Annual Meeting. As of that date, a total of 16,553,489 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named in the Proxy Statement and to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent auditors. Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the ratification of the appointment of KPMG as the Company’s independent auditors. If a shareholder abstains (or indicates a “withhold vote for” as to directors) from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters. A proxy may be revoked at any time before being exercised, by delivery to the Secretary of the Company of a written notice of termination of the proxy’s authority or a duly executed proxy bearing a later date.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, although employees of the Company (including officers) who will receive no extra compensation for their services may solicit proxies by telephone, facsimile transmission or in person.

ELECTION OF DIRECTORS

     The Company’s Restated Articles of Incorporation provide that the Board of Directors shall consist of no fewer than three members and require that a majority of the members shall be persons who are not employed by, or rendering consulting or professional services for compensation to, the Company, or any corporation controlled by, controlling or under common control with the Company (or related to or directly or indirectly controlled by any of the foregoing). For such purposes, “control” is defined as direct or indirect beneficial ownership of more than 25% of a corporation’s voting stock.

     Seven directors have been nominated for election to the Company’s Board of Directors at the Annual Meeting to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).

     The Board of Directors recommends that you vote FOR each of the nominees named below. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director named below. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below. Except for Philip S. Schein, M.D. and David B. Sharrock, each of the nominees is currently serving on the Board of Directors. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, for reasons not now known to the Company, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding the nominees is set forth below:

Name	Age	Director since	Principal occupation and business experience for past five years
Charles N. Blitzer	60	April 1996	President and Chief Executive Officer of MGI; prior to joining the Company in April 1996, President and Chief Executive Officer of Oncologix, Inc. (pharmaceuticals) since July 1992, and a variety of management positions with Marion Merrell Dow Pharmaceuticals, Inc. and Marion Laboratories, Inc. (pharmaceuticals) since 1977.

Andrew J. Ferrara	61	May 1998	President and Chief Executive Officer, Boston Healthcare (healthcare consulting firm) since 1993. (1)

Hugh E. Miller	65	October 1992	Retired corporate executive; prior to retirement in December 1990, Vice Chairman and Director of ICI Americas Inc. (chemicals, pharmaceuticals, agricultural, consumer and specialty products).(2)

Philip S. Schein, M.D.	61	Nominee	President (US), International Network for Cancer Treatment and Research (building infrastructure for cancer management in the developing world) since 1998, and The Schein Group (medical consulting firm) since 1999, and Adjunct Professor of Medicine and Pharmacology, University of Pennsylvania School of Medicine since 1984. He was the founder and former Chairman and Chief Executive Officer of U.S. Bioscience, Inc. (pharmaceuticals) from 1987 to 1999. He previously held appointments as Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs (pharmaceuticals), Scientific Director of the Vincent T. Lombardi Cancer Research Center, President of the American Society of Clinical Oncology and Chairman of the FDA Advisory Committee for Oncologic Drugs.(3)

Lee J. Schroeder	72	May 1989	President and Director, Lee Schroeder & Employees, Inc. (pharmaceutical industry consultants); prior to retirement in April 1985, President and Chief Operating Officer of Foxmeyer Drug Co. (wholesale drug company) and Executive Vice President of Sandoz, Inc. (pharmaceuticals).(4)
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Name	Age	Director since	Principal occupation and business experience for past five years
David B. Sharrock	64	Nominee	Consultant to public and private pharmaceutical companies since 1994; adjunct professor at the College of Pharmacy, Ohio State University since 1994; research committee member at Cincinnati Children’s Hospital Medical Center since 2000. Prior to retirement in December 1993, Mr. Sharrock served in various positions with Marion Merrell Dow, Inc. (pharmaceuticals) since 1958, including Chief Operating Officer and Director from 1990 to 1993. He has also served as Chairman of the National Wholesale Druggists Association, Associate Member Advisory Council, and on the Board of Directors of: Pharmaceutical Manufacturers Association, National Pharmaceutical Council, Commerce Bank of Kansas City, Fifth Third Bancorp, Cincinnati Financial, Inc., and Unitog, Inc.(5)

Arthur L. Weaver, M.D.	64	July 1998	Practicing Rheumatologist and Director of Clinical Research at the Arthritis Center of Nebraska since 1988, clinical professor in the Department of Medicine, University of Nebraska Medical Center since 1995.(6)

(1)	Mr. Ferrara is also a director of VelQuest Corporation.

(2)	Mr. Miller is also a director of Wilmington Trust Co., Inc.

(3)	Dr. Schein is also a director of Medicis and RxCentric.

(4)	Mr. Schroeder is also a director of Interneuron Pharmaceuticals, Inc., Celgene Corporation and Bryan LGH Health Systems.

(5)	Mr. Sharrock is also a director of Interneuron Pharmaceuticals Inc., Praecis Pharmaceuticals, Inc., Incara Inc., Broadwing, Inc. and The Ohio State University Foundation.

(6)	Dr. Weaver is also a director of the Arthritis Foundation, Nebraska Chapter, and Lincoln Direct Life (f/k/a Lincoln Mutual Life Insurance Company).

     During 2000, the Board of Directors had the following committees: (i) an audit committee consisting of Messrs. Joseph S. Frelinghuysen and Ferrara, and Mr. Michael E. Hanson; (ii) a compensation committee consisting of Messrs. Miller, Schroeder and Weaver; and (iii) a nominating committee consisting of Messrs. Miller, Schroeder and Blitzer. The audit committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The compensation committee reviews and makes certain determinations with respect to designated matters concerning remuneration of employees and officers. The nominating committee considers and makes recommendations to the Board with respect to the number and qualifications of the members of the Board of Directors and the persons to be nominated for election to the Board of Directors. During 2000, the audit committee held five meetings and the compensation committee held four meetings. The nominating committee carries out its duties without holding any formal meetings. In evaluating persons to be nominated for election or appointment to the Board of Directors, the members of the nominating committee meet on an informal basis to identify and present such persons for consideration by the Board of Directors. Shareholder recommendations of potential nominees to the Board of Directors are welcomed at any time and should be made in writing, accompanied by pertinent information regarding nominee background and experience, to the Secretary of the Company.

     During 2000, the Board of Directors held eleven meetings. Each incumbent director attended all of the meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees, except that Mr. Timothy Rothwell attended four meetings of the Board of Directors in 2000. The Company’s Board of Directors and the committees thereof also act from time to time by written action in lieu of meetings.

     Compensation payable to nonemployee directors for service on the Board of Directors and committees thereof for the next term of office is established each year by the Board of Directors. During the current term, each nonemployee director receives an annual retainer of $10,000, payable quarterly, plus $2,000 for each meeting of the Board attended in person, $1,000 for each meeting of the Board attended by telephone, with the Chairman receiving an additional $500 per meeting attended in person and $250 for attending by telephonic connection, also payable quarterly. Additionally, each director receives $250 for each committee meeting attended. The nonemployee directors also are able to elect prior to July 1 each year to receive shares of Common Stock in lieu of their annual retainer. These shares would be issued on the last business day of each quarter pursuant to awards under the 1997 Stock Incentive Plan and would be valued as of the close of business on the date of issuance.

     In addition to the fees described above, each new nonemployee director receives an option to purchase 10,000 shares of Common Stock upon such director’s initial election or appointment to the Board of Directors. Each nonemployee director also receives an option to purchase 7,500 shares of Common Stock on the day of such director’s re-election to the Board of Directors. The exercise price of all such options granted is the fair market value of the Common Stock on the date of grant. Messrs. Ferrara, Frelinghuysen, Hanson, Miller, Rothwell, Schroeder and Weaver each received options to purchase 7,500 shares of Common Stock at an exercise price of $25.50 in May 2000.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows:

Name	Age	Principal occupation and business experience for past five years
Charles N. Blitzer	60	President and Chief Executive Officer of MGI; prior to joining the Company in April 1996, President and Chief Executive Officer of Oncologix, Inc. (pharmaceuticals) since July 1992, and a variety of management positions with Marion Merrell Dow Pharmaceuticals, Inc. and Marion Laboratories, Inc. (pharmaceuticals) since 1977.

Leon O. Moulder, Jr.	43	Executive Vice President since September 14, 1999; prior to joining the Company in September 1999, Vice President of Business Development and Commercial Affairs at Eligix, Inc. (pharma-ceuticals) since November 1997, and a variety of sales, sales management, marketing and business development positions at Hoechst Marion Roussel, Inc., Marion Merrell Dow Pharmaceuticals, Inc. and Marion Laboratories, Inc. (pharmaceuticals) since September 1981.

William C. Brown	45	Chief Financial Officer and Secretary since September 14, 1999; formerly Vice President, Finance since November 1997, Director, Finance and Planning since 1996, and Controller from 1986 to 1996.

John R. MacDonald	47	Senior Vice President, Research and Development since January, 2001, formerly Vice President, Research and Development since 1997; Director, Preclinical Research from 1994 to 1997; prior to joining the Company in 1994, Senior Research Associate of Parke-Davis Pharmaceutical Research, Division of Warner-Lambert Company and a variety of research and scientist positions with Parke-Davis Pharmaceutical Research since 1987. Previously, Dr. MacDonald held a research faculty position in the Department of Pathology at the University of California San Francisco’s School of Medicine.
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EXECUTIVE COMPENSATION

Report of Compensation Committee

     Overview

     The Board of Directors has delegated to the compensation committee (the “Committee”) the authority and responsibility to establish and make certain decisions with respect to the compensation of the Company’s executive officers, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company’s employees, including executive officers. In addition, the Committee administers the Company’s stock option and stock based incentive programs. The Committee is composed entirely of independent, outside directors of the Company.

     Through its executive compensation policies, the Company seeks to attract and retain highly qualified executives who will contribute positively to the Company’s continued progress. To achieve these goals, the Company emphasizes compensation arrangements that are tied to Company performance and which provide key employees the opportunity to acquire a significant ownership interest in the Company primarily through stock options and stock purchases. The Committee also believes that the availability of certain benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available a range of benefit programs to its employees (including its executive officers), including life and disability insurance, a 401(k) savings plan, a defined contribution retirement plan, an employee stock purchase plan and other benefit programs.

     Process

     In preparation for its annual compensation decisions, the Committee reviews the progress the executive officers have made in leading the Company towards both short- and long-term goals. In order to match the executive officers’ goals with shareholder goals, the Committee’s general policy has been to hold base salary adjustments to increments that reflect changes in the cost-of-living (once the officer has reached a reasonable level of compensation as determined by the Committee), to reward past performance with cash bonuses and stock option grants and also to use stock option grants as a means of motivating executive officers to perform at the highest possible level in the future. The Committee intends to make the total compensation package for executive officers competitive with the marketplace, with emphasis on compensation in the form of equity ownership, the value of which is contingent on the Company’s longer-term market performance.

     In 2000, the Company retained an independent consulting firm, Towers Perrin (the “Compensation Consultant”), to review and make recommendations regarding the Company’s compensation practices with respect to its executive officers. Based on work done for the Company in 2000 and early 2001, the Compensation Consultant provided updated recommendations regarding the Company’s compensation practices with respect to its executive officers. The Compensation Consultant compared the Company’s compensation practices to a group of similarly situated companies that are in a similar industry and of a similar size. In making determinations with respect to 2001 base salaries and stock options for all executive officers, the compensation decisions were based in part on the Compensation Consultant’s recommendations.

     In making compensation decisions regarding the Company’s executive officers, the Committee first meets with the Company’s Chief Executive Officer, who presents his recommendations with respect to compensation for the other executive officers. The Committee reviews the recommendations related to the other executive officers and makes its own independent determination with respect to each executive officer. The Committee, without participation of the Chief Executive Officer, then makes its determination on compensation decisions with respect to the Chief Executive Officer.

     Executive Compensation Program

     The components of the Company’s executive compensation program which are subject to the discretion of the Committee on an individual basis include (a) base salaries, (b) stock incentive compensation and (c) performance-based, incentive bonuses. The Committee makes determinations with respect to these components based on a subjective evaluation of each officer, after consideration of both Company and individual performance objectives.

     At its meeting in January 2000, the Committee set 2000 base salaries for and made stock option grants to the executive officers. At this meeting, the Committee determined to grant no increases in base salary to the executive officers other than the Chief Executive Officer. In July 2000, one executive officer was granted an 8.8% increase in base salary to reflect market conditions. The Committee granted stock options to the executive officers based on the Committee’s subjective judgment that these amounts were appropriate to retain these highly qualified officers and to provide an incentive for continued high quality performance. The options vest over a four-year period and are exercisable at the fair market value of the Common Stock on the date of grant, as set forth in the table entitled “Option Grants During Year Ended December 31, 2000,” which follows this report.

     Cash incentive bonuses for 2000 were awarded in January 2001. The bonus compensation program for executive officers in 2000 was a continuation of the program adopted by the Committee in 1993. Under the bonus program, base cash compensation coupled with up to a 30% cash bonus was considered by the Committee to be a fair payment for good performance by the Company’s executive officers, other than the Chief Executive Officer. This determination was based primarily on a review of compensation data from comparable companies and the Committee’s conclusion that a 30% bonus would place the compensation of the executive officers on a par with the middle tier of such comparable companies. Consultations during the last quarter of 1998 with the Company’s former compensation consultant confirmed the conclusions of the Committee that the bonus program was appropriate for the Company’s executive officers, other than the Chief Executive Officer. At its meeting in January 2001, the Committee awarded cash bonuses for 2000 to the executive officers, other than the Chief Executive Officer, at 30% of 2000 base salaries. In awarding the 2000 cash bonuses, the Committee considered the individual accomplishments of the executive officers and of the operating groups reporting to each executive officer during 2000.

     Compensation of the Chief Executive Officer

     In 2000, Mr. Blitzer received a base salary increase of $25,000 to $350,000, and an option to purchase 80,000 shares of the Company’s Common Stock. The increase in his base salary was intended to approximate the increase in the cost of living in 2000, plus a base salary adjustment based on performance and market conditions. The size of the option grant was based on the Committee’s subjective judgment that this amount was appropriate to retain Mr. Blitzer and to provide an incentive for continued high performance. This option vests over a four-year period and is exercisable at a price equal to the fair market value of Company Common Stock on the date of grant.

     In January 2001, the Committee awarded Mr. Blitzer a cash bonus for 2000 of $158,000 or 45.14% of his 2000 base salary. This represented a continuation of the bonus compensation program adopted by the Committee in 1993. Based partially on recommendations in 1998 by the Company’s former compensation consultant, a combination of 2000 base salary and up to a 45% bonus were considered to be a fair payment for good performance by the Chief Executive Officer. In awarding Mr. Blitzer’s 2000 cash bonus, the Committee considered: the announcement of a pivotal trial in pancreatic cancer for irofulven; the identification of combination targets for irofulven; the determination of an improved dosing schedule for irofulven; the engagement of Novartis Opthalmics AG, the Company’s new European partner for Salagen(R)Tablets; the successful ramp up of the commercial organization and deployment of an experienced oncology-focused sales team; the acquisition of MG98 (an oliogonucleotide) and its complementary small molecule inhibitor program; announcement of a phase two trial for MG98; the acquisition of Hexalen(R)(altretamine); the raising of a total of $18 million in a very difficult capital market; almost doubling the institutional ownership of the Company’s stock; and progress on the acquisition of other products such as Palonosetron (a Letter of Intent was executed in 2000).

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the corporate deduction for compensation paid to executive officers named in this Proxy Statement to one million dollars, unless the compensation is performance-based. The Committee has considered the potential long-term impact of this tax code provision on the Company and has concluded that it is in the best interests of the Company and its shareholders to attempt to qualify the Company’s long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of long-term incentive payments to the extent they might ever be impacted by this legislation. The Company has included provisions in its 1994 Stock Incentive Plan and the 1997 Stock Incentive Plan intended to preserve the full deductibility of certain performance-based compensation under the Code.

HUGH E. MILLER, LEE J. SCHROEDER and ARTHUR L. WEAVER, M.D. The Members of the Compensation Committee

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Summary Compensation Table

The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer and the other named executive officers of the Company.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary		Bonus	Awards: Securities Underlying Options	All Other Compensation (1)
Charles N. Blitzer	2000	$350,000		$158,000	80,000	$72,309
President and Chief Executive	1999	325,000		135,000	65,000	93,599
Officer	1998	312,000		120,000	50,000	92,147

Leon O. Moulder, Jr	2000	$205,000		$ 61,500	40,000	$33,094
Executive Vice President	1999	54,404	(2)	60,000	50,000	19,000

William C. Brown	2000	$177,106	(3)	$ 55,500	35,000	$24,074
Chief Financial Officer and	1999	144,146	(4)	42,000	25,000	22,699
Secretary	1998	125,000		28,200	10,000	19,461

(1)	These amounts represent the Company’s contributions to the Company’s Retirement Savings Plan, MGI Funded Retirement Trust (formerly known as the Money Purchase Retirement Plan) and split dollar insurance plan.

Company contributions under the Company’s Retirement Savings Plan are made in the form of MGI Common Stock. The amounts included under this column attributable to Company contributions to the Retirement Savings Plan represent the fair market value of MGI Common Stock on the date of the Company’s contribution. For 2000, Company contributions were as follows: Mr. Blitzer, $13,600; Mr. Moulder, $12,300; and Mr. Brown, $13,600.

Company contributions under the MGI Funded Retirement Trust are made annually following the end of each calendar year. For 2000, Company contributions were as follows: Mr. Blitzer, $9,233; Mr. Moulder, $1,794; and Mr. Brown, $9,233.

The Company pays a portion of the premium on the split dollar life insurance plan and proceeds payable under, or the cash surrender value of such plan, are first payable to the Company up to the amount of premiums paid by the Company. For 2000, Company payments were as follows: Mr. Blitzer, $49,476; Mr. Moulder, $19,000; and Mr. Brown, $1,241.

(2)	Mr. Moulder joined the Company as Executive Vice President in September 1999. His base salary, on an annualized basis in 1999, was $205,000.

(3)	In July 2000, Mr. Brown was awarded an annualized salary increase of $15,000. His base salary, on an annualized basis in 2000, was $185,000.

(4)	William Brown held the position of Vice President, Finance, from January 1, 1999 through September 15, 1999. In this position his annualized base salary was $133,500. On September 16, 1999, Mr. Brown was promoted to an executive officer position as Vice President, Chief Financial Officer. In this position, his annualized salary was $170,000. The $144,146 salary listed above is the actual salary received by Mr. Brown during 1999.

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     None of the Company’s executive officers currently has a written employment agreement. Each of Mr. Blitzer, Mr. Moulder and Mr. Brown does, however, have a termination agreement with the Company providing that, following a “Change in Control” (as defined) of the Company, if such officer is terminated by the Company without “Cause” (as defined) or leaves for “Good Reason” (as defined), then (i) the officer will be entitled to receive a lump sum cash payment equal to 24 times such officer’s monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher), which as of this date, would amount to $740,000 for Mr. Blitzer, $473,550 for Mr. Moulder, and $409,000 for Mr. Brown, and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between such officer and the Company will terminate. The termination agreements provide that if the officer receives payments under the agreement that would subject the officer to any federal excise tax due under Sections 280G and 4999 of the Code, then the officer will also receive a cash “gross-up” payment so that the officer will be in the same net after-tax position that the officer would have been in had such excise tax not been applied. Sections 280G and 4999 of the Code provide that if “parachute payments” (compensatory payments contingent on a change in control) made to a covered individual equal or exceed three times such individual’s “base amount” (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over such individual’s base amount will be subject to a 20% excise tax and will not be deductible by the Company. Under the termination agreements, “Change in Control” is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and “Good Reason” is defined to include a change in the officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation.

     In addition to his Termination Agreement, Mr. Moulder is also covered by a severance agreement through September 26, 2001. If his employment is terminated by the Company for any reason other than for cause during his first two years of employment, he will be provided with 24 installments of severance pay at his normal semi-monthly rate of pay. Also, if there is any material detrimental change by the Company in his pay, position or status, or benefits, he has the right to notify the Company, give the Company 30 days to cure, and if not cured, he may leave the Company for Good Reason and qualify for the above severance benefit. This severance benefit will not pay in addition to benefits under the Termination Agreement. Instead, it covers circumstances not included in the Termination Agreement.

Stock Options

     The following table summarizes stock option grants made by the Company to each of its executive officers named in the Summary Compensation Table above as a part of such person’s 2000 base compensation.

Option Grants During Year Ended December 31, 2000

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price)	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Granted (1)	2000	($/share)	Date (2)	5%	10%
Charles N. Blitzer	80,000	11.98	$16.4375	1/11/10	$826,996	$2,095,771
Leon O. Moulder, Jr.	40,000	5.99	$16.4375	1/11/10	$413,498	$1,047,886
William C. Brown	35,000	5.24	$16.4375	1/11/10	$361,811	$ 916,900

(1)	All options were granted with an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market on the date of grant. All options granted to executive officers were granted in tandem with limited stock appreciation rights, (each a “Limited Right”). Each Limited Right is exercisable for cash in lieu of such associated options only upon the occurrence of certain changes in control. Upon the occurrence of certain defined accelerating events, these options would become immediately exercisable.

(2)	The options which expire on January 11, 2010 are exercisable as to 25% of the underlying option shares as of January 11, 2001, 50% of such option shares as of January 11, 2002, 75% of such option shares as of January 11, 2003 and 100% of such option shares as of January 11, 2004.

(3)	These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. Assuming 16,510,758 shares of Common Stock are outstanding, a beginning stock price of $16.4375 per share and 5% and 10% annual appreciation in the price of the Common Stock over 10 years, the aggregate market value of the Company’s outstanding Common Stock would increase from $271,395,585 to $346,377,181, assuming 5% annual appreciation, and to $703,930,251 assuming 10% annual appreciation.

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     The following table summarizes stock option exercises during the year ended December 31, 2000 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 2000.

Aggregated Option Exercises During Year Ended December 31, 2000
and Value of Options Held at December 31, 2000

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options Held at December 31, 2000 (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options Held at December 31, 2000(Exercisable/ Unexercisable)(1)
Charles N. Blitzer	8,208	$329,616	276,792/185,000	$3,170,900/$916,406
Leon O. Moulder, Jr.	0	0	12,500/77,500	$56,250/$171,250
William C. Brown	4,376	$ 65,914	48,790/39,685	$224,775/$115,245

(1)	“Value” has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or December 31, 2000.

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AUDIT COMMITTEE REPORT AND APPOINTMENT OF INDEPENDENT AUDITORS

Report of Audit Committee

     The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. All members of the Audit Committee are independent for purposes of Nasdaq listing requirements.

     Our Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2000 (the “Audited Financial Statements”). In addition, we have discussed with KPMG, the independent auditing firm for the Company, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Committee also has received, reviewed and discussed the written disclosures from KPMG required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors that firm’s independence.

     Based on the foregoing review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

Joseph S. Frelinghuysen Andrew J. Ferrara and Michael E. Hanson The Members of the Audit Committee

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Independent Auditor Fees

     On November 15, 2000, the Securities and Exchange Commission adopted rule amendments regarding auditor independence. The fee table below reports fees billed or to be billed to MGI by KPMG for professional services provided to MGI for the year ended December 31, 2000. The Company’s Audit Committee has considered whether the provision of the non-audit fees below is compatible with maintaining KPMG’s independence and has determined that such fees are compatible with maintaining KPMG’s independence.

Audit Fees		$ 53,400
Financial Information Systems Design
and Implementation Fees		$ 0
All Other Fees:
Equity Offering	$109,100
Tax Services	$ 6,400
Other	$ 2,650

Total All Other Fees		$118,150

Total Fees		$171,550

Ratification of Appointment of Auditors

     The Board of Directors has appointed KPMG as independent auditors for the Company for the fiscal year ending December 31, 2001. A proposal to ratify that appointment will be presented at the Annual Meeting. KPMG has served as the Company’s auditors since the Company’s incorporation and has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. If the appointment of KPMG is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT AUDITORS.

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on MGI’s Common Stock with the cumulative total return on the Nasdaq National Market (U.S. Companies) Index and on The Nasdaq Pharmaceutical Stock Index for the last five fiscal years (assuming the investment of $100 in each on December 31, 1995 and the reinvestment of all dividends).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIALOWNERS
AND MANAGEMENT

     The following table sets forth as of March 14, 2001, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to Common Stock beneficially owned by directors of the Company, the executive officers of the Company named in the Summary Compensation Table above, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Avenir Corporation (1)	927,550	5.6%
1725 K Street, NW, Suite 410
Washington, D.C 20006
Charles N. Blitzer (2) (3)	357,459	2.2%
Andrew J. Ferrara(2)	10,860	*
Joseph S. Frelinghuysen (2) (4)	85,125	*
Michael E. Hanson(2)	13,910	*
Hugh E. Miller (2)	55,485	*
Timothy G. Rothwell (2)	6,930	*
Lee J. Schroeder (2)	40,751	*
Arthur L. Weaver, M.D.(2)	10,625	*
Leon O. Moulder, Jr. (2) (3)	22,698	*
William C. Brown (2) (3)	117,432	*
All directors and executive officers as a group	721,275	4.4%
(10 persons) (2) (3) (4)

*Less than 1%

(1)	Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 14, 2001, filed with the Securities and Exchange Commission.

(2)	Includes the following number of shares which could be acquired within 60 days of March 14, 2001 through the exercise of stock options: Mr. Blitzer, 350,542 shares; Mr. Ferrara, 10,625 shares; Mr. Frelinghuysen, 8,125 shares; Mr. Hanson, 6,250 shares; Mr. Miller, 51,250 shares; Mr. Rothwell, 6,930 shares; Mr. Schroeder, 15,000 shares; Dr. Weaver, 10,625 shares; Mr. Moulder, 22,500 shares; Mr. Brown, 67,120 shares; and all directors and executive officers, 548,967 shares.

(3)	Includes the following number of shares beneficially owned as of December 31, 2000 through the Company’s Retirement Savings Plan: Mr. Blitzer, 6,917 shares; Mr. Moulder, 198 shares; and Mr. Brown, 10,573 shares.

(4)	Includes 5,000 shares owned by Mr. Frelinghuysen and held in trust.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and such beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2000, all Section 16(a) reporting requirements applicable to the Company’s directors, executive officers and such beneficial owners were complied with, except that Mr. Hugh Miller failed to timely file a report due to an administrative error.

PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any shareholder proposals to be considered for inclusion in the Company’s proxy material for the 2002 Annual Meeting of Shareholders must be received at the Company’s principal executive office at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55438, the new address of the Company effective June 15, 2001, no later than November 30, 2001. In connection with any matter to be proposed by a shareholder at the 2002 Annual Meeting, but not proposed for inclusion in the Company’s proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Company at its principal executive office by November 30, 2001.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ William C. Brown
William C. Brown Secretary

April 9, 2001 -18-

APPENDIX A

MGI PHARMA, INC.

Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication among the independent auditors, management and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the National Association of Securities Dealers (NASD) Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with each of management and the independent auditors, plus as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

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III. Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with the management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing function together with management’s responses.

4.	The independent auditors will perform timely quarterly reviews and will bring any notable quarterly matters resulting from that review to the attention of the committee. The committee will discuss those matters with the independent auditors and management. This discussion should include any significant changes to the Company’s accounting principles and items required to be communicated by the independent auditors in accordance with AICPA SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.	Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.	Prior to filing the Company’s Form 10-K, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with SAS 61.

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10.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Other Audit Committee Responsibilities

11.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

12.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

13.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

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MGI PHARMA, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 8, 2001 3:30 p.m. Central Time

Lutheran Brotherhood Auditorium 625 Fourth Avenue South Minneapolis, Minnesota

MGI PHARMA, INC. 6300 West Old Shakopee Road, Suite 110 Bloomington, MN 55438-2318	PROXY

This proxy is solicited on behalf of the Board of Directors.

By signing this proxy, you revoke all prior proxies and appoint Charles N. Blitzer and William C. Brown, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of MGI PHARMA, INC. held of record by the undersigned on March 14, 2001, at the Annual Meeting of Shareholders of the Company to be held on May 8, 2001 or any adjournment thereof.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided. Please detach here

The Board of Directors Recommends a Vote for Items 1 and 2.

1.	Election of directors:

01 Charles N. Blitzer	04 Philip S. Schein, M.D.	07 Arthur Weaver, M.D.
02 Andrew J. Ferrara	05 Lee J. Schroeder
03 Hugh E. Miller	06 David B. Sharrock

[_]	Vote FOR all nominees (except as marked)	[_]	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)	____________________________ ____________________________

2.	Ratification of KPMG LLP as independent auditors of the Company for year ending December 31, 2001.

[_] For	[_] Against	[_] Abstain

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  [_]    Indicate changes below:

Date________________

_____________________________________

_____________________________________
Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.